Promissory Note

1. Names

Borrower:

Global Security Agency Inc, a Nevada corporation

100 Lido Circle

Lakeway, Texas 78734

Lender:

George Rock Rutherford

238 Lakeview Circle

Montgomery, Texas 77356

2. Promise to Pay

For value received, Borrower promises to pay Lender $100,000 and interest at the yearly rate of 4% on the unpaid balance as specified below. Lender may advance additional funds at any time during the term of this note subject to the same payment terms. Any such additional loan will not change the due date of the note.

3. Payment Date

Borrower will pay the entire amount of principal and interest on or before July 1, 2015.

4. Prepayment

Borrower may pay any accrued interest and prepay all or any part of the principal without penalty.

5. Security

This is an unsecured note.

6. Collection Costs

If Lender prevails in a lawsuit to collect on this note, Borrower will pay Lender's costs and lawyer's fees in an amount the court finds to be reasonable.

7. Notices

All notices must be in writing. A notice may be delivered to Borrower or Lender at the address specified in section 1, above, or to a new address that Borrower or Lender has designated in writing. A notice may be delivered:

- in person
- by certified mail, or
- by overnight courier.

8. Governing Law

This agreement will be governed by and construed in accordance with the laws of the state of Texas.

9. Severability

If any court determines that any provision of this promissory note is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this note invalid or unenforceable and such provision shall be modified, amended or limited only to the extent necessary to render it valid and enforceable.

10. Disputes

If a dispute arises, either party may take the matter to court.

BORROWER

Global Security Agency Inc,

a Nevada corporation

100 Lido Circle

Lakeway, Texas 78734

Dated: May 20, 2010

By: ______________________________

John D. Kuykendall

CFO